October 28, 2004

The Board of Directors
OPT Sciences Corp.
c/o Arthur J. Kania
Kania, Linder, Lasak and Feeney
Two Bala Plaza, Suite 525
Bala Cynwyd, Pennsylvania 19004

Members of the Board:

You have asked us to render an opinion as to the fairness, from a financial point of view, of the proposed cash consideration of $4.75 per share, to be paid to certain holders of common stock in connection with a contemplated reverse split of OPT Sciences Corp.'s (the "Company") common stock (the "Transaction") as of the date hereof. The "Affected Holders of Company Common Stock" shall be defined as all holders of Company Common Stock who will receive cash in lieu of fractional shares as a result of the Transaction.

For purposes of this opinion we have, among other things:

(i) Reviewed Securities and Exchange Commission ("SEC") Form 10-KSB filings of the Company for the annual periods ended November 1, 2003; November 2, 2002;October 27, 2001; October 28, 2000; October 30, 1999;
October 31, 1998;November 1, 1997; and October 26, 1996.

(ii) Reviewed SEC Form 10-QSB filings of the Company for the quarterly periods ended January 31, 2004, May 1, 2004, and July 31, 2004.

(iii) Reviewed certain financial forecasts and other forward looking financial information prepared by the management of the Company entitled OPT-Sciences Corporation Financial Forecasts 2004-2007, dated October 20, 2004.

(iv) Visited the operating facility of the Company in Cinnaminson, New
Jersey.

(v) Held discussions with Anderson L. McCabe, Chief Executive Officer of the Company concerning the business, past and current operations, financial condition and future prospects of the Company.
















The Board of Directors
OPT Sciences Corp.
c/o Arthur J. Kania
October 28, 2004
Page 2

(vi) Reviewed a Memorandum from the Company's attorney to Charles DeVinney of Curtis stating the expressed intent of the Controlling Shareholders of the Company to continue the business as a going concern. The Memorandum also addressed certain future anticipated costs and expenses of the Company if it were to remain a publicly traded company.

(vii) Reviewed the Certificate of Incorporation of Temperature
Engineering (the Predecessor of the Company), dated November 5, 1956; various Certificates of Amendment of the Certificate of Incorporation dated December 4, 1968; and the By-Laws of the Company, dated January 1998.

(viii) Reviewed the historical market prices and trading history of the stock of the Company.(ix) Compared the financial performance of the Company with that of certain other publicly traded companies engaged in similar industries as the Company.

(x) Made such other financial studies and inquiries, and reviewed such other data, as we deemed relevant.

In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by management of the Company) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of management of the Company that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities(contingent or otherwise) of the Company, nor were we furnished with any such evaluation or appraisal.

With respect to the financial projections (and the assumptions and bases therefor) for the Company that we have reviewed, upon the advice of management of the Company, we have assumed that such projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of the Company, and we have further assumed that such projections will be realized in the amounts and in the time periods currently estimated. In addition, we have assumed that the historical financial statements of the Company reviewed buys have been prepared and fairly presented in accordance with U.S. GAAP consistently applied.






The Board of Directors
OPT Sciences Corp.
c/o Arthur J. Kania
October 28, 2004
Page 3

We have relied as to all legal, tax, and accounting matters relevant to rendering our opinion on the advice of counsel, and the tax and accounting advisors to the Company. This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as to the date hereof, to the Affected Holders of Company Common Stock. We do not express any opinion as to (i) any tax or other consequences that might result from the Transaction or (ii) what the value of the Common Stock will be subsequent to the Transaction or the price at which the shares maybe traded in the future. Our opinion does not address the relative merits of the business strategies that the Company's Board of Directors has considered or may be considering, nor does it address the decision of the Company's Board of Directors to proceed with the Transaction. In connection with the preparation of our opinion, we were not authorized by the Board of Directors to solicit, and did not solicit, third-parties indications of interest of all or any part of the Company.

We will receive a fee upon the delivery of this opinion, and the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. Curtis Financial Group, LLC has not provided valuation advisory services previously to the Company. Our opinion expressed herein is provided for the information of the Board of Directors of the Company in connection with its evaluation of the Transaction. Our opinion is not intended to band does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote, or take any other action, with respect to the Transaction. This opinion may not be summarized, described or referred to or furnished to any party except in connection with the Transaction. Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the proposed cash consideration of $4.75 to be paid to certain minority holders of common stock in connection with a contemplated recapitalization of the Company's common stock is fair to the Affected Holders of Company Common Stock from a financial point of view.

Very truly yours,

CURTIS FINANCIAL GROUP, LLC







ADDENDUM TO FAIRNESS OPINION

SCOPE

The Company is considering various strategies that may result in the Company going private, thus reducing costs of remaining a public Company and reducing the burdens on executive and financial personnel in devoting time and financial resources to compliance with Sarbanes Oxley. Curtis Financial Group, LLC ("Curtis") has been asked by the Board of Directors of OPT Sciences Corp. ("OPT" or the "Company") to render an opinion as to the fairness, from financial point of view, of the proposed cash consideration, of $4.75 per share, to be paid to certain holders of common stock in connection with a contemplated recapitalization of the Company's common stock (the "Transaction") as of the date hereof. The "Affected Holders of Company Common Stock" shall be defined as all holders of Company Common Stock who will receive cash in lieu of fractional shares as a result of the contemplated reverse split. air value is defined as the value of the shareholder's interest in the Company as a going concern, exclusive of any benefit that may accrue as a result of the transaction.

DESCRIPTION OF THE COMPANY

A full description of the Company and its operations is found in its most recently filed Form 10-KSB and Form 10-QSB. Below is a summary of the business' operations.

Opt-Sciences Corporation, formed in 1956, conducts its business through its wholly owned subsidiary, O & S Research, Inc. Both companies are New Jersey corporations. As used in this herein, the term "Company" refers to the combined operations of Opt-Sciences Corporation ado & S Research, Inc. The principal business of the Company is to provide optical coatings, filters, faceplates and lighting wedges, which improve display readability for electronic instruments used primarily in aircraft. This includes the application of different types of antireflection coatings, transparent conductive coatings and other optical coatings. The Company also provides full glass cutting, grinding and painting operations, which augment its optical coating capabilities. Most of the Company's products are designed to enable pilots to read aircraft instruments in direct sunlight or at night or in covert situations using appropriate night vision filters.

The Company is continuing its efforts to diversify into non-aircraft related coating products through the ongoing development of the Astro coating unit. The Company has been working diligently on this effort over the last twelve months, but has not yet succeeded in establishing reliable production or significant sales generation.










ADDENDUM TO FAIRNESS OPINION
2

FINANCIAL REVIEW

Exhibits 2.1 and 2.2 show summary balance sheets and income statements of the Company for the annual periods ended November 1, 2003; November 2, 2002; October 27, 2001; October 28,2000; and October 30, 1999. Also shown is the twelve-month period ended July 31, 2004. In order to give a longer term perspective on the performance of the Company, Exhibit 2.3 shows summary of total revenues and certain profit measures, including: gross profit, earnings before interest, taxes, depreciation and amortization ("EBITDA"), and earnings before interest and taxes("EBIT") for the fiscal years ended 1995 through the twelve-month period ended July 31, 2004.Revenue and profits have fluctuated significantly over the period reviewed. Over the past five fiscal years, revenues fluctuated between $3.4 (in 2000) and $5.4 (2001) million. The growth in2001 was due to two new large contracts and a general improvement in the aerospace market prior to the events of September 11, 2001. Since 2001, the Company has lost some major customers, and revenues have declined to $3.8 million in fiscal year 2003 and the twelve-months ended July 31, 2004, respectively. Profitability showed a similar pattern, with EBIT fluctuating between near break-even and approximately $1.0 million; however, EBIT was less than$100,000 in the periods ended November 2, 2002, November 1, 2003 and July 31, 2004.Management's Discussion of Third Quarter Operating Results1The Company had revenues of $1,033,428 for the third quarter of 2004, which is a decrease of8.6% from third quarter of 2003. Net income for the third quarter of 2004 was $105,648, which was slightly higher than $89,710 for the same period in 2003. The Company had earnings of$85,185 and $42,791 for the nine-month periods ended July 31, 2003 and 2004, respectively. Cost of Sales for the third quarter of 2004 decreased approximately $61,000 versus the same period in 2003. Operating expenses for the third quarter of 2004 decreased by approximately$14,700 over the third quarter of fiscal 2003. The gross margin of approximately 23% is similar to the second quarter of 2004 and the third quarter of 2003. During the third quarter, the Company booked $1,074,000 in new orders, up $277,000 from the second quarter of 2004. The backlog increased as one of the Company's major customers placed new orders. Management is continuing its efforts to investigate capital expenditures that will be necessary to improve the quality and efficiency of the current production methodology.

Comparison to Guideline Companies

Presented in Exhibit 5 is a comparison of OPT's operating results with the guideline comparable companies chosen in the Valuation Section.
Exhibit 6 shows five years of operating results for each of the guideline companies.

1 From Form 10-QSB for the period ended July 31, 2004, filed October 4,
2004.







ADDENDUM TO FAIRNESS OPINION
3

Income Statement

Revenue - OPT is much smaller than each of the guideline companies, with sales of less than 10% of the smallest. The compound annual growth rate in revenues over the past five fiscal years for OPT was -0.4% compared to -0.5% for Southwall, -8.6% for Apogee and 36.3% for Applied Films.

Cost of Goods Sold (COGS) - For the period ended July 31, 2004, the Company's COGS, as a percentage of sales, were 83.4%, versus the guideline median of 82.4%.

Operating Expenses - For the period ended July 31, 2004, operating expenses, as percentage of sales, were 16.3%, which approximated the guideline median of 21.4%.

Earnings Before Interest, Taxes (EBIT)

For the period ended July 31, 2004, as a percentage of sales, EBIT was approximately0.34%, versus the guideline median of 1.0%.

Summary Income Statement - The common size income statement is somewhat comparable to the guideline medians. However, the Company's average total revenue of approximately $4.2 million over the past five years is significantly smaller than the guideline median of approximately $228 million.

Balance Sheet

Assets - For the period ended July 31, 2004, as a percentage of total assets, current assets were 86.6%, versus the guideline median of 49.4%. For the same period, fixed assets, as a percentage of total assets, were approximately 13.4%, versus the guideline median28.3%. For the period ended July 31, 2004, the Company had total assets of approximately $7.5 million, which was considerably lower than the guideline low of approximately $40.0 million.

Cash and marketable securities, at $5.5 million, make up a significant portion of total assets. However, management has represented that, in order to remain competitive in the aerospace business and to investigate other business opportunities, the Company will need to invest a significant amount of this cash amount ($3.0 million or more) in a new facility and certain equipment lines.

Total Liabilities - For the period ended July 31, 2004, as a percentage of total assets, total liabilities were 2.7%, which compared favorably versus the guideline median of51.8%.

Book Value - For the period ended July 31, 2004, OPT had total equity of $7.3 million, much lower than that of Apogee and AFCO, but higher than the negative equity of Southwall.




ADDENDUM TO FAIRNESS OPINION
4

Summary Balance Sheet - As of the period ended July 31, 2004, the Company had significantly more cash, as a percentage of total assets, and considerably less total debt as a percentage of total assets, than the guideline companies. As mentioned in the assets analysis section above, the Company is significantly smaller than the guideline companies.

COMMON STOCK

Market for Common Stock

The Company's Common Shares are not listed on an established public trading market, but shareholders do trade our Shares on the non-NASDAQ over the counter market, under the symbol "OPST." The trading volume of the Company's common stock fluctuates and may be extremely limited (or non-existent) during certain periods. Subject to the foregoing qualification, the following table sets forth the range of bid and asked quotations, for the calendar quarter indicated, as recorded by Pink Sheets LLC, and reflects inter-dealer prices, without retail markup, mark down or commission and may not necessarily represent actual transactions. Fiscal 2001 Bid Ask

$ $
First Quarter 4.13 - 4.88 5.00 - 6.00
Second Quarter 3.50 - 4.50 5.00 - 7.00
Third Quarter 3.75 - 4.00 7.00 - NA
Fourth Quarter 4.00 - 4.95 7.00 - 11.00
Fiscal 2002 Bid Ask
First Quarter 4.95 - 5.85 9.00 - 10.15
Second Quarter 5.85 - 8.05 10.00 - 15.00
Third Quarter 8.10 - 8.70 11.00 - 11.00
Fourth Quarter 7.25 - 8.80 9.00 - 11.00
Fiscal 2003 Bid Ask
First Quarter 7.25 - 7.25 9.00 - 9.00
Second Quarter 5.05 - 7.25 8.00 - 9.05
Third Quarter 5.05 - 6.25 8.00 - 9.05
Fourth Quarter 6.25 - 7.10 7.00 - 8.00
OPT's monthly trading volume and high, low and closing stock prices for the period May 2001to October 2004 is shown in Exhibit 3. An analysis of the data shows that average monthly volume over the period was 745 shares. Using an assumed daily volume of between 1,000shares, the estimated 200,000 shares to be redeemed in lieu of issuance of fractional shares accounted for approximately 200 months of trading volume. Because of this level of trading











ADDENDUM TO FAIRNESS OPINION
5

volume, we believe that it is unlikely that such shares could be sold without incurring a significant discount.

During the week ended October 22, 2004, the common stock closed at $6.88 per share. As discussed in the Financial Review section of this opinion, the Company had approximately $5.5million in cash and marketable securities (or approximately $7.06 per share). However, management has represented that it intends to invest approximately $3.0 million in new plant and equipment over the next two years in order to remain competitive in the aerospace business and to investigate other business opportunities (approximately $3.80 per share).

Ownership of Common Stock
As of July 31, 2004, the Company had 775,585 shares outstanding. As of December 31, 2003,the Company had 950 Common Stock shareholders of record. Of these shareholders, 565 are "lost" shareholders for whom the Company does not have current addresses. Beneficial ownership is summarized below.

Name and Address of Amount and Nature of Percent of Beneficial Owner Beneficial Owner Class
Allen Speiser, Trustee 510,853 66%
Arthur John Kania Trust
Anderson L. McCabe 1,064(1) *
Arthur J. Kania 23,723(1) 3%
Arthur J. Kania, Jr. 0(1) *
*Less than 1% of the outstanding Common Stock

(1) Excludes 510,853 shares (66% of the outstanding shares) owned by a Trust for the benefit of Arthur J. Kania's children and 15,000 shares (2% of the outstanding shares) owned by a trust for the benefit of Arthur J. Kania's grandchildren. Mr. Kania disclaims beneficial ownership in all such shares. Mr. McCabe, husband of a beneficiary of the trust, disclaims beneficial ownership in all such shares. Arthur J. Kania, Jr., a son of Arthur J. Kania, is a beneficiary of the first aforementioned trust and father of beneficiaries of the second aforementioned trust, but has no power to vote such shares in either said trust and is not a beneficial owner under the applicable rules.

The Company did not declare or pay any dividend on its Common Stock during Fiscal Year 2003and does not presently intend to pay dividends on its Common Stock in the foreseeable future.

RISK FACTORS
Below is a summary of certain risk factors of the Company, which would impact the value of its stock.

Weakness in the Commercial Aircraft Industry
This business is a niche business primarily dependent for its success on aircraft manufacturing and retrofitting. It requires custom manufacturing of small lots of products to satisfy component requirements for specific aircraft. Since September 2001, there has been a weakness in demand for display glass used on commercial aircraft, business aircraft and the military aircraft. The market for other coated flat panel displays remain ADDENDUM TO FAIRNESS OPINION
6

steady.

Ability to Develop or Acquire New Products to Diversify Operations

In September 2000, the Company acquired Astro thin film coating equipment to apply antireflection coatings to large glass substrates and optical filters. The Astro coating equipment, if operational, will enable the Company to manufacture displays generally larger than 13" diagonal more efficiently. As of October 25, 2004, this system had not generated significant revenues. In its attempt to diversify, management has indicated that it will also look at other businesses, which may require significant investment.

Wedge Glass Products

The Company is considering the termination of its wedge glass product line that contributes approximately $800,000 in sales. The impact on customer loyalty if production were terminated is not known.

Need to Upgrade Plant and Equipment

In order to remain competitive, the Company has identified the need to upgrade to larger manufacturing facility and purchase additional equipment. The costs of these upgrades are included in the cash flow projections.

Need for Additional Staff

The Company is seeking to hire additional line employees to expedite production and reduce late deliveries.

AS9100 or ISO 9002 Certification

Honeywell, one of the Company's largest customers, as a condition of continued business, requires the AS9100 certification. Honeywell is also evaluating the ISO 9002 certification, which is less demanding than the AS9100. Honeywell granted an extension through the end of December 2004. The Company expects to be ISO compliant by December 2004.

Customer Concentration

In Fiscal 2003, the Company derived 61.5% of our revenues from four major customers, Honeywell, Philips Electronics, Rockwell Collins and L3 Communications. In Fiscal 2003Rockwell Collins shifted a major portion of their business from the Company to a competitor because of price competition. The loss or curtailment of additional business with any of the other three companies would have a negative impact on the Company.







ADDENDUM TO FAIRNESS OPINION
7

Competition

Competition is based on product quality, price, reputation and ability to meet delivery deadlines. The market is very competitive. Competitors include Naugatuck Glass Company, OCLI,Metavac, Mod A Can, Tyrolit, Schott Glass and Hoya Optics, some of which have significantly more financial, technical and human resources than OPT. Increased competition could result, and has in the past, in price reductions, reduced margins and loss of market share.

Technological Change

New display technologies (such as rear projection displays) do not utilize the Company's technology, and therefore are a significant risk to the Company.

Supplier Concentration

For a major portion of its business, the Company relies on raw materials manufactured exclusively in Japan. An interruption of supplies from Japan would have a significant impact on sales and the Company's ability to support its customers.

Sarbanes-Oxley Act Compliance

Compliance with the requirements of the Sarbanes-Oxley act could be material expense to the Company.

Reliance upon Key Management

The Company's success depends on the efforts and expertise of its President, Anderson L. McCabe. It does not have employment contracts with Mr. McCabe or other management personnel, nor does it maintain key man life insurance on Mr. McCabe. His death, disability or termination of employment would adversely affect the future of the Company.

VALUATION OF THE COMPANY

Introduction

In accordance with customary investment banking practice, Curtis
Financial Group, LLC("Curtis") employed generally accepted valuation methods in reaching its Opinion. The following is a summary of the material analyses utilized by Curtis in connection with the Fairness Opinion.









ADDENDUM TO FAIRNESS OPINION
8

Selected Comparable Publicly Traded Companies Analysis

Curtis compared certain financial and operating ratios for the Company with the corresponding financial and operating ratios for a group of publicly traded companies engaged in similar lines of business, that Curtis deemed to be comparable to the Company. For the purpose of the analyses, the following companies were used: Apogee Enterprises, Inc. (NASD: APOG);Applied Films Corp. (NASD: AFCO); and, Southwall Technologies Inc. (OTCBB: SWTX)(collectively the "Comparable Companies").

A description of each company and selected financial data for each is found in Exhibit 7. A comparison of relevant data showing the performance of the Comparable Companies versus OPT is also shown in Exhibit 52.
For each of the Comparable Companies, Curtis calculated stock price ("P") as a multiple of earnings ("E") for the latest twelve month period, the latest fiscal year, and the three and five-year average (fiscal years).

Curtis also calculated total enterprise value (sum of the aggregate equity plus long term debt, net of cash) to revenues, EBITDA (defined earlier), and EBIT using the same time periods. The range of multiples is shown in Exhibit 5.5.

Based on our review of OPT's performance compared to the guideline companies we chose multiples of approximately 70% of those of Apogee (Southwall and Applied were considered outliers and therefore less reliable). Applying these multiples to OPT's income parameters, and adding excess cash and marketable securities of $2.5 million (net of cash expected to be utilized for capital expenditures in 2005), resulted in a valuation of OPT of between approximately $3.70and $8.00 per share as shown in Exhibit 5.6. The average and median of all the value indications were $5.61 and $5.59 per share respectively, while the middle 50% ranged between $4.85 and$6.21 per share. However, the higher side of the range mentioned above is skewed towards three year and five-year average multiples, which may not be indicative of future performance. As previously mentioned, the Company is facing uncertainty in the industry, and is considering alternate industries for their product offering. Based on this, we believe current value multiples are more appropriate to rely upon than historical multiples. As such, we believe the appropriate air value per share would be between $4.75 and $5.25 per share. None of the Comparable Companies is, of course, identical to the Company. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the Comparable Companies and other factors that could affect the public trading volume of the Comparable Companies, as well as that of the Company.

Selected Comparable Transactions Analysis

Curtis searched for transactions involving companies similar to OPT, however, none were found that were sufficiently similar to the Company in order to provide reliable results.2 A comparison of OPT and the guideline was presented in the Financial Review section earlier in the opinion.

ADDENDUM TO FAIRNESS OPINION
9

Discounted Cash Flow Analysis
Curtis performed a discounted cash flow analyses (i.e., analyses of the present value of the projected after-tax cash flows3 based on management projections) for the Company for the fiscal years ending October 31, 2005 through 2007,4 inclusive, using discount rates (determined through a build up method) ranging from 20.0% to 30.0% and a terminal value (calculated using the Gordon Growth Model with growth rates of between 3% and 5%). Adding cash and marketable securities of $5.5 million at July 31, 2004 yields the value of the aggregate equity under the discounted cash flow approach. Management's projections and the discounted cash flow approach (using a discount rate of 25% and a terminal growth rate of 4%) are shown in Exhibit 4. Based upon the foregoing inputs, Curtis determined a reference range for an implied value per share of $4.58 to $4.91.

Premiums Paid Analysis
Because OPT's common stock is so thinly traded, its price may or may not be indicative of fair market value. Therefore, we do not believe the premiums paid analysis would provide meaningful or reliable results. However, we include the data so that the Board of Directors can consider all the information found in our analysis. Curtis performed a premiums paid analysis based upon the review and analysis of the range of premiums paid in acquisitions of minority ownership positions for the period between January 1, 2001 and October 24, 2004. For the period reviewed, there were 17 transactions (information obtained from Thomson Financial Securities Data). The data shows the premium of the offer price per share relative to the target company's stock price one day, one week and four weeks prior to the date of announcement of the transaction. The mean6 and median range of premiums paid to the target company's stock price one day, one week, and one month prior to announcement, were 42.9% and 43.2%, 45.8%and 38.4%, 41.4% and 42.5%, respectively. The 25th percentile premiums paid to the target company's stock price one day, one week, and one month prior to announcement were 12.9%,5.0% and -1.7%, respectively. The data is shown on Exhibit 8.

Using a publicly traded per share value of $3.707 and a control premium of between 15% and25%8 results in a reference range of values of between $4.26 and $4.63 per share.

3 Cash flow is defined as net income after tax plus depreciation and amortization, less changes in working capital and capital expenditures.

4 Our valuation is as of October 25, 2004. We have assumed that the final week of fiscal year 2004 would have a deminimus impact on cash flow.

6 Excluding the Allcity transaction, which appeared to be an outlier.

7 The latest trade was at a price of $6.88 per share, while the average closing share price over the January 2004 to June 2004 period was $7.29. Using a share price of $7.50 and subtracting expected capital expenditures in 2005 of approximately $3.80 per share results in a net per share value of $3.70.


ADDENDUM TO FAIRNESS OPINION
10

8 Given the Company's performance, we believe the premium would be at the low end of the indicated range.

Conclusion

Considering the above indications of value and information presented herein, it is our opinion that the proposed cash consideration of $4.75 per share to be paid to the Affected Holders of the Company Common Stock (as defined herein) in connection with a contemplated recapitalization of the Company's Common Stock is fair from a financial point of view.
This opinion is subject to the Statement of General Assumptions and Limiting Conditions following.










































ADDENDUM TO FAIRNESS OPINION
11

STATEMENT OF GENERAL ASSUMPTIONS AND LIMITING CONDITIONS

This opinion is subject to the following general assumptions and limiting conditions.

1. No investigation has been made of, and no responsibility is assumed for, the legal description of the property being valued or legal matters, including title or encumbrances. Title to the property is assumed to be good and marketable unless otherwise stated. The property is assumed to be free and clear of any liens, easements or encumbrances unless otherwise stated.

2. Information furnished by others, upon which all or portions of this opinion is based, is believed to be reliable, but has not been verified except as set forth in this opinion. No warranty is given as to the accuracy of such information.

3. This opinion has been made only for the purpose stated and shall not be used for any other purpose. Neither this opinion nor any portions thereof (including, without limitation, any conclusions as to value, the identity of Curtis Financial Group, LLC ("Curtis") or any individuals signing or associated with this opinion, or the professional associations or organizations with which they are affiliated) shall be disseminated to third parties, except the Securities and Exchange Commission and the Company's stockholders, by any means without the prior written consent and approval of Curtis.

4. Curtis assumes no responsibility for the inability of the owner to locate a purchaser at the value.

5. Neither Curtis nor any individual signing or associated with this opinion shall be required by reason of this opinion to give further consultation, provide testimony, or appear in court or other legal proceeding unless specific arrangements therefore have been made.

6. No responsibility is taken for changes in market conditions and no obligation is assumed to revise this opinion to reflect events or conditions which occur subsequent to the date hereof.

7. The date of value to which the opinion applies is set forth in the letter of transmittal. Our value opinion is based on the purchasing power of the United States dollar as of that date.

8. It is assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been or can readily be obtained or renewed for any use on which the value estimate contained in this opinion is based.






ADDENDUM TO FAIRNESS OPINION
12

STATEMENT OF GENERAL ASSUMPTIONS AND LIMITING CONDITIONS (continued)

9. Full compliance with all applicable federal, state and local zoning, use, environmental and similar laws and regulations is assumed, unless otherwise stated.

10. Responsible ownership and competent management are assumed.

11. The opinion of value is predicated on the financial structure prevailing as of the date of this opinion.

12. This opinion is dependent upon future events with respect to industry performance, economic conditions, and the ability of the Company to meet certain operating projections. These projections have been supplied by management and incorporate various assumptions, including but not limited to: net sales growth, profit margins, income taxes, depreciation, capital expenditures, working capital, and discount rates. There is no assurance or implied guarantee that the assumed facts and circumstances will actually occur.

13. We were not engaged nor are we qualified to detect the existence of hazardous material which may or may not be present on or near the properties of the Company. The presence of potentially hazardous substances such as asbestos, urea formaldehyde foam insulation, industrial wastes, etc., may affect the value of the Company. The value estimate herein is predicated on the assumption that there is no such material on, in, or near the Company's property that would cause a loss in value. No responsibility is assumed for any such condition or for any expertise or engineering knowledge required to discover them. The client should retain an expert in this field if further information is desired.

14. Curtis' maximum liability relating to services rendered under this opinion (regardless of form of action, whether in contract, negligence, or otherwise) shall be limited to the charges paid to Curtis for the portion of its services or work products giving rise to liability. In no event shall Curtis be liable for consequential, special, incidental, or punitive losses, damages, or expenses (including, without limitation, lost profits, opportunity costs, etc.) even if it has been advised of their possible existence.

15. The client shall indemnify and hold harmless Curtis and its personnel from and against any claims, liabilities, costs, and expenses (including, without limitation, attorneys' fees and the time of Curtis personnel involved) brought against, paid, or incurred by Curtis at any time and in anyway arising out of or relating to Curtis' services under this opinion, except to the extent finally determined to have resulted from the gross negligence or willful misconduct of Curtis personnel.







OPT SCIENCES AND SUBSIDIARY Exhibit 1

SUMMARY OF VALUE

Low High
Discounted Cash Flow Approach (1) $4.60 $4.90
Guideline Company Approach (2) $4.75 $5.25
Fair Value - Premium Paid Analysis $4.21 $4.58
(1) Exhibit 4
(2) Exhibit 5.5
Range of Fair Values














































OPT SCIENCES AND SUBSIDIARY Exhibit 2.1
TICKER SYMBOL: OPST
NORMALIZED COMPARATIVE STATEMENTS OF INCOME
(in Millions)
Oct-99 Oct-00 Oct-01 Nov-02 Nov-03 Jul-04
Sales 3.9 3.4 5.4 4.2 3.8 3.8
Cost of Sales 2.3 2.7 3.8 3.5 3.2 3.2
Gross Profit 1.6 0.7 1.7 0.7 0.6 0.6
Operating Expenses 0.6 0.6 0.7 0.6 0.6 0.6
Operating Profit 1.0 0.1 1.0 0.1 0.0 0.0
EBITDA 1.1 0.2 1.0 0.2 0.2 0.2
EBIT 1.0 0.1 1.0 0.1 0.0 0.0
Interest Expense - - - - - -
Other Inc(Exp)
Non-op Inc(Exp) - - - - - -
Other - - - - - -
Special Items - - - - - -
Total Other Income - - - - - -
Pretax Income 1.0 0.1 1.0 0.1 0.0 0.0
Income Taxes (recomputed) 0.4 0.0 0.4 0.0 0.0 0.0
Adj. Net Income 0.6 0.1 0.5 0.1 0.0 0.0
This schedule was compiled from financial information provided to us by outside sources.
Curtis Financial Group, LLC. assumes no responsibility for the accuracy or completeness of such information.
































OPT SCIENCES AND SUBSIDIARY Exhibit 2.2
TICKER SYMBOL: OPST
COMPARATIVE BALANCE SHEETS
(in Millions)
10/30/1999 10/28/2000 10/27/2001 11/2/2002 11/1/2003 7/31/2004
Assets
Total Cash & Marketable Securities 4.8 5.0 5.5 5.5 5.4 5.5
Total Receivables 0.6 0.5 1.1 0.7 0.6 0.6
Inventory 0.5 0.4 0.4 0.4 0.5 0.4
Other Current Assets 0.2 0.2 0.0 0.0 0.1 0.1
Total Current Assets 6.1 6.1 7.0 6.6 6.5 6.5
Net Plant, Property, & Equipment 0.6 0.8 0.8 1.2 1.1 1.0
Goodwill - - - - - -
Other Intangibles - - - - - -
Total Intangible Assets - - - - - -
Total Other Long-term Assets - 0.0 0.0 0.0 0.0 0.0
Total Assets 6.6 6.9 7.8 7.8 7.6 7.5
Liabilities & Stockholders' Equity
L-term Debt In Current Liabilities - - - - - -
Accounts Payable 0.0 0.1 0.1 0.4 0.1 0.1
Accrued Expenses - - - - - -
Total Other Current Liabilities 0.3 0.2 0.6 0.1 0.2 0.1
Total Current Liabilities 0.3 0.3 0.7 0.6 0.3 0.2
Long-Term Debt Equivelent - - - - - -
Deferred Taxes - - - - - -
Minority Interest - - - - - -
Total Other Long-Term Liabilities - - - - - -
Total Long-Term Liabilities - - - - - -
Total Liabilities 0.3 0.3 0.7 0.6 0.3 0.2
Preferred Stock - - - - - -
Common Equity 0.3 0.3 0.3 0.3 0.3 0.3
Other Equity 6.1 6.3 6.9 7.0 7.1 7.1
Total Equity 6.3 6.6 7.1 7.2 7.3 7.3
Total Liab. & Stockholders Equity 6.6 6.9 7.8 7.8 7.6 7.5
This schedule was compiled from financial information provided to us by the client or outside sources.
Curtis Financial Group, LLC. assumes no responsibility for the accuracy or completeness of such information.



















Exhibit 2.3
HISTORICAL RESULTS
For the 12 Months Ending 10/28/1995 10/26/1996 11/1/1997 10/31/1998
10/30/1999 10/28/2000 10/27/2001
11/2/2002 11/1/2003
LTM
7/31/2004A
Total Revenues 1.9 2.6 3.6 4.6 3.9 3.4 5.4 4.2 3.8 3.8
Growth Over Prior Year NA 36.91% 39.52% 27.92% (15.09%) (13.88%) 59.64%
(22.42%) (8.19%) (3.27%)
Gross Profit 0.5 1.0 1.4 2.1 1.6 0.7 1.7 0.7 0.6 0.6
Margin % 28.52% 36.82% 39.33% 45.64% 41.42% 21.18% 30.59% 17.41% 16.60%
14.95%
EBITDA 0.3 0.6 1.0 1.6 1.1 0.2 1.0 0.2 0.2 0.1
Margin % 15.07% 22.72% 27.58% 35.35% 27.89% 6.11% 19.29% 4.31% 4.67%
3.41%
EBIT 0.2 0.6 1.0 1.6 1.0 0.1 1.0 0.1 0.0 (0.1)
Margin % 13.05% 21.26% 26.36% 33.88% 25.99% 3.76% 17.83% 1.98% 0.34%
(1.50%)






































OPT SCIENCES AND SUBSIDIARY
OPT SCIENCES AND SUBSIDIARY Exhibit 3
STOCK PRICE HISTORY
Month Open High Low Close Volume
May-01 $3.95 $3.95 $3.95 $3.95 200
Jun-01 $3.95 $3.95 $3.95 $3.95 100
Jul-01
Aug-01 $7.00 $7.00 $4.30 $4.30 500
Sep-01
Oct-01 $4.50 $4.50 $4.50 $4.50 100
Nov-01 $5.35 $5.35 $5.35 $5.35 200
Dec-01 $5.40 $5.40 $5.40 $5.40 200
Jan-02 $5.60 $5.60 $5.60 $5.60 1,100
Feb-02
Mar-02
Apr-02 $6.00 $11.00 $11.00 $11.00 4,400
May-02
Jun-02
Jul-02
Aug-02 $8.70 $8.80 $8.70 $8.80 800
Sep-02 $8.80 $9.00 $7.25 $9.00 3,300
Oct-02
Nov-02 $7.25 $7.63 $7.25 $7.63 300
Dec-02 $7.25 $7.25 $7.25 $7.25 200
Jan-03 $7.25 $9.00 $7.25 $9.00 1,100
Feb-03
Mar-03 $7.25 $7.25 $7.25 $7.25 200
Apr-03 $6.05 $6.05 $6.05 $6.05 100
May-03
Jun-03 $5.80 $6.06 $5.81 $6.06 1,300
Jul-03 $6.00 $6.25 $6.00 $6.25 1,200
Aug-03 $6.25 $6.25 $6.25 $6.25 400
Sep-03 $7.05 $7.05 $7.05 $7.05 4,000
Oct-03
Nov-03 $6.75 $6.85 $6.75 $6.85 4,800
Dec-03
Jan-04 $6.55 $6.55 $6.55 $6.55 100
Feb-04 $6.56 $6.56 $6.56 $6.56 200
Mar-04 $8.85 $9.00 $7.00 $7.15 1,400
Apr-04 $7.50 $7.50 $7.50 $7.50 400
May-04 $7.50 $7.50 $7.50 $7.50 200
Jun-04 $8.00 $8.00 $8.00 $8.00 200
Jul-04 $8.00 $8.15 $8.00 $8.15 1,600
Aug-04
Sep-04
Oct-04 $7.00 $7.00 $6.60 $6.88 2,700
Total Volume 31,300
Months 42
Monthly Volume 745
Average Price Jan - Oct 2004 (Excluding months with no volume) $7.29
Source: Tradingcharts.com






OPT SCIENCES AND SUBSIDIARY Exhibit 4
CASH FLOW PROJECTION AND DISCOUNTED CASH FLOW APPROACH
FOR THE YEARS ENDED OCTOBER 31,
2003 (1) 2004 2005 2006 2007
Sales
Glass Sales 3,848,169 $ 3,974,850 $ 3,222,420 $ 3,142,296 $ 3,033,553 $
Astro Sales - - 50,000 100,000 150,000
Total Net Sales 3,848,169 $ 3,974,850 $ 3,272,420 $ 3,242,296 $ 3,183,553
$
% Growth 3.3% -17.7% -0.9% -1.8%
Cost of Sales
Material 923,561 794,970 621,760 583,613 573,040
Direct Labor 526,430 572,378 477,119 451,976 443,787
Manufacturing Expenses 1,759,737 1,844,330 1,484,370 1,488,862 1,461,888
Total Cost of Sales 3,209,728 3,211,678 2,583,249 2,524,451 2,478,715
Gross Profit 638,441 763,172 689,171 717,845 704,838
% Net Sales 16.6% 19.2% 21.1% 22.1% 22.1%
% Growth 19.5% -9.7% 4.2% -1.8%
Operating Expenses 625,802 635,976 530,132 531,737 522,103
Net Operating Income (EBIT) 12,639 127,196 159,039 186,108 182,735
% Net Sales 0.3% 3.2% 4.9% 5.7% 5.7%
% Growth 906.3% 25.0% 17.0% -1.8%
Research and Development - - - -
Sarbanes Oxley Compliance 44,000 282,000 237,000 237,000
Pretax Income (before Interest Income) 12,639 83,196 (122,961) (50,892)
(54,265)
Other Income (Interest Income) 109,358 116,689 70,122 77,573 81,218
Pretax Income 121,997 199,885 (52,839) 26,681 26,953
Less: Provision for Income Taxes 39.0% 60,022 77,955 (20,607) 10,406
10,512
Net Income 61,975 121,930 (32,232) 16,275 16,441
Plus: Depreciation & Amortization 157,940 152,612 150,139 137,629
Less: Decrease (increase) in Working Capital 65,000 185,000 (20,000)
(1,000)
Less: Capital Expenditures (105,000) (2,975,000) 60,000 (160,000)
Free Net Cash Flow 239,870 $ (2,669,620) $ 206,414 $ (6,930) $
Valuation at end of fiscal 2004 (cash flow is $0)
Periods to Discount 0.5000 1.5000 2.5000
Present Value Factor 0.8944 0.7155 0.5724
Present Value (2,387,708) 147,690 (3,967)
Sum of the Present Values (2,243,985)
Terminal Value 399,185
Plus: Excess Cash & Cash Equivalents 5,476,621
100% Equity Value 3,630,000 $
Shares Outstanding 775,585
Value per Share 4.68 $
Present Value of Terminal Value Calculation
Normalized Free Cash Flow (1) 146,452 $ Assumptions:
Capitalization Rate 21.0% Discount Rate (WACC) 25.0%
Terminal Value 697,388 $ Future Growth Rate 4.0%
Present Value Factor 0.5724 Tax Rate 39.0%
Present Value 399,185 $
Normalized Cash Flow is assumed to be the average of Fiscal years 2004, 2005, 2006, and 2007
Projected


OPT SCIENCES AND SUBSIDIARY Exhibit 5.1
GUIDELINE COMPANY METHODOLOGY
COMPARATIVE STATEMENTS OF NORMALIZED INCOME
($ in Millions)
TICKER SWTX APOG AFCO OPST
COMPANIES SOUTHWALL APOGEE APPLIED OPT
Latest Twelve Months Jun-04 Aug-04 Jun-04 Jul-04
Sales 53.3 535.3 228.4 3.8
Cost of Sales 44.0 440.9 167.9 3.2
Gross Profit 9.3 94.5 60.6 0.6
Operating Expenses 19.1 86.7 49.0 0.6
Operating Profit (9.8) 7.7 11.6 0.0
Interest Expense (1.6) (3.7) - -
Other Inc(Exp)
Non-op Inc(Exp) - (2.6) 7.6 -
Special Items - - - -
Total Other Income - (2.6) 7.6 -
Pretax Income (11.3) 1.4 19.2 0.0
Income Taxes (recomputed) - (2.9) 5.6 0.1
Adj. Net Income (11.3) 4.3 13.6 (0.0)
EBITDA (5.8) 23.7 25.5 0.2
EBIT (9.8) 5.1 19.2 0.0
This schedule was compiled from financial information provided to us by the client or outside sources.
Curtis Financial Group, LLC. assumes no responsibility for the accuracy or completeness of such information.































OPT SCIENCES AND SUBSIDIARY Exhibit 5.2
GUIDELINE COMPANY METHODOLOGY
COMPARATIVE NORMALIZED BALANCE SHEETS
($ in Millions)
TICKER SWTX APOG AFCO OPST
COMPANIES SOUTHWALL APOGEE APPLIED OPT
As Of Jun-04 Aug-04 Jun-04 Jul-04
Assets
Cash & Marketable Securities 2.0 5.5 152.6 5.5
Receivables 5.7 121.8 89.0 0.6
Inventory 6.7 37.9 8.4 0.4
Other Current Assets 3.4 10.0 4.0 0.1
Total Current Assets 17.8 175.2 254.1 6.5
Net Plant, Property, & Equipment 20.0 100.5 19.5 1.0
Intangible Assets - 44.2 79.9 -
Other Assets 2.3 35.0 25.2 0.0
Total Assets 40.0 354.8 378.6 7.5
Liabilities & Stockholders' Equity
Debt In Current Liabilities 1.2 0.3 - -
Accounts Payable 3.5 39.4 23.2 0.1
Accrued Expenses 7.9 40.4 24.3 -
Other Current Liabilities 4.5 25.5 17.2 0.1
Total Current Liabilities 17.2 105.5 64.8 0.2
Long-Term Debt 14.9 43.2 - -
Deferred Taxes 1.3 - 0.3 -
Minority Interest - - - -
Other Long-Term Liabilities 11.9 35.2 15.0 -
Total Long-Term Liabilities 28.2 78.4 15.3 -
Total Liabilities 45.4 183.9 80.1 0.2
Common Equity 0.0 9.1 258.3 0.3
Other Equity (5.4) 161.9 40.2 7.1
Total Equity (5.4) 170.9 298.5 7.3
Total Liab. & Stockholders Equity 40.0 354.8 378.6 7.5
This schedule was compiled from financial information provided to us by the client or outside sources.
Curtis Financial Group, LLC. assumes no responsibility for the accuracy or completeness of such information.




















OPT SCIENCES AND SUBSIDIARY Exhibit 5.3
GUIDELINE COMPANY METHODOLOGY
COMPARATIVE STATEMENTS OF NORMALIZED INCOME
COMMON SIZE ANALYSIS
TICKER SWTX APOG AFCO OPST
COMPANIES SOUTHWALL APOGEE APPLIED OPT
Latest Twelve Months Jun-04 Aug-04 Jun-04 Jul-04
Sales 100.0% 100.0% 100.0% 100.0%
Cost of Sales 82.5% 82.4% 73.5% 83.4%
Gross Profit 17.5% 17.6% 26.5% 16.6%
Operating Expenses 35.7% 16.2% 21.4% 16.3%
Operating Profit -18.3% 1.4% 5.1% 0.3%
Interest Expense -3.0% -0.7% 0.0% 0.0%
Other Inc(Exp)
Non-op Inc(Exp) 0.0% -0.5% 3.3% 0.0%
Special Items 0.0% 0.0% 0.0% 0.0%
Total Other Income 0.0% -0.5% 3.3% 0.0%
Pretax Income -21.3% 0.3% 8.4% 0.3%
Income Taxes (recomputed) 0.0% -0.5% 2.4% 1.6%
Adj. Net Income -21.3% 0.8% 5.9% -1.2%
EBITDA -10.8% 4.4% 11.2% 5.2%
EBIT -18.3% 1.0% 8.4% 0.3%
This schedule was compiled from financial information provided to us by the client or outside sources.
Curtis Financial Group, LLC. assumes no responsibility for the accuracy or completeness of such information.































OPT SCIENCES AND SUBSIDIARY Exhibit 5.4
GUIDELINE COMPANY METHODOLOGY
COMPARATIVE NORMALIZED BALANCE SHEETS
COMMON SIZE ANALYSIS
TICKER SWTX APOG AFCO OPST
COMPANIES SOUTHWALL APOGEE APPLIED OPT
As Of Jun-04 Aug-04 Jun-04 Jul-04
Assets
Cash & Marketable Securities 4.9% 1.5% 40.3% 72.6%
Receivables 14.3% 34.3% 23.5% 7.8%
Inventory 16.7% 10.7% 2.2% 5.4%
Other Current Assets 8.5% 2.8% 1.1% 0.8%
Total Current Assets 44.4% 49.4% 67.1% 86.6%
Net Plant, Property, & Equipment 49.9% 28.3% 5.1% 13.4%
Intangible Assets 0.0% 12.5% 21.1% 0.0%
Other Assets 5.7% 9.9% 6.7% 0.0%
Total Assets 100.0% 100.0% 100.0% 100.0%
Liabilities & Stockholders' Equity
Debt In Current Liabilities 3.1% 0.1% 0.0% 0.0%
Accounts Payable 8.8% 11.1% 6.1% 0.9%
Accrued Expenses 19.8% 11.4% 6.4% 0.0%
Other Current Liabilities 11.4% 7.2% 4.6% 1.8%
Total Current Liabilities 43.0% 29.7% 17.1% 2.7%
Long-Term Debt 37.3% 12.2% 0.0% 0.0%
Deferred Taxes 3.4% 0.0% 0.1% 0.0%
Minority Interest 0.0% 0.0% 0.0% 0.0%
Other Long-Term Liabilities 29.8% 9.9% 4.0% 0.0%
Total Long-Term Liabilities 70.5% 22.1% 4.0% 0.0%
Total Liabilities 113.4% 51.8% 21.1% 2.7%
Preferred Stock 0.0% 0.0% 0.0% 0.0%
Common Equity 0.0% 2.6% 68.2% 3.3%
Other Equity -13.5% 45.6% 10.6% 94.0%
Total Equity -13.4% 48.2% 78.9% 97.3%
Total Liab. & Stockholders Equity 100.0% 100.0% 100.0% 100.0%
This schedule was compiled from financial information provided to us by the client or outside sources.
Curtis Financial Group, LLC. assumes no responsibility for the accuracy or completeness of such information.



















OPT SCIENCES AND SUBSIDIARY Exhibit 5.5
GUIDELINE COMPANY METHODOLOGY
MARKET MULTIPLES
TICKER SWTX APOG AFCO
COMPANIES SOUTHWALL APOGEE APPLIED
ENTERPRISE VALUE (EV) MULTIPLES:
EV/Revenues:
LTM 0.4 0.7 0.5
Most Recent Fiscal Year 0.4 0.7 0.8
3-Year Average (1) 0.3 0.7 0.9
5-Year Average (2) 0.3 0.5 1.3
EV/EBITDA:
LTM (3.7) 15.8 4.5
Most Recent Fiscal Year (5.8) 15.1 15.5
3-Year Average (1) 4.2 7.2 17.7
5-Year Average (2) 4.6 6.7 22.0
EV/EBIT:
LTM (2.2) 73.2 6.0
Most Recent Fiscal Year (2.2) 73.2 68.9
3-Year Average (1) (24.7) 12.1 171.1
5-Year Average (2) (20.7) 12.6 112.7
Price/Net Income:
LTM (0.6) 77.8 19.7
Most Recent Fiscal Year (0.6) 77.8 196.0
3-Year Average (1) (2.4) 17.5 1,359.8
5-Year Average (2) (2.3) 22.2 414.6
(1) 3-Year Average is based on last 3 fiscal periods.
(2) 5-Year Average is based on last 5 fiscal periods.
This schedule was compiled from financial information provided to us by outside sources.
Curtis Financial Group, LLC. assumes no responsibility for the accuracy or completeness of such information.

























OPT SCIENCES AND SUBSIDIARY Exhibit 5.6
GUIDELINE COMPANY METHODOLOGY
MARKET MULTIPLES
(In thousands except multiples and per share values)
(3)
OPT
Performance X
Chosen
Multiple = Value + Cash - Debt = Indicated Value
Value Per
Share
EV/Revenues:
LTM 3,848 0.5 1,750 2,500 - 4,250 5.48
Most Recent Fiscal Year 3,848 0.5 1,750 2,500 - 4,250 5.48
3-Year Average (1) 4,481 0.4 1,905 2,500 - 4,405 5.68
5-Year Average (2) 4,151 0.4 1,476 2,500 - 3,976 5.13
EV/EBITDA: -
LTM 199 10.3 2,036 2,500 - 4,536 5.85
Most Recent Fiscal Year 180 9.8 1,759 2,500 - 4,259 5.49
3-Year Average (1) 468 4.7 2,184 2,500 - 4,684 6.04
5-Year Average (2) 541 4.3 2,350 2,500 - 4,850 6.25
EV/EBIT:
LTM 13 47.6 618 2,500 - 3,118 4.02
Most Recent Fiscal Year 13 47.6 618 2,500 - 3,118 4.02
3-Year Average (1) 353 7.9 2,783 2,500 - 5,283 6.81
5-Year Average (2) 442 8.2 3,609 2,500 - 6,109 7.88
Price/Net Income:
LTM 7 50.6 335 2,500 - 2,835 3.66
Most Recent Fiscal Year 7 50.6 335 2,500 - 2,835 3.66
3-Year Average (1) 202 11.4 2,300 2,500 - 4,800 6.19
5-Year Average (2) 260 14.4 3,761 2,500 - 6,261 8.07
Average 4,348.12 5.61
Median 4,331.94 5.59
25th Percentile 3,761.46 4.85
75th Percentile 4,812.83 6.21
High 6,261.01 8.07
Low 2,834.92 3.66
(1) 3-Year Average is based on last 3 fiscal periods.
(2) 5-Year Average is based on last 5 fiscal periods.
(3) Cash is net of present value of projected capital expenditures. Management has represented that it will utilize cash to fund future operating losses and capital expenditures.















SOUTHWALL TECHNOLOGIES, INC. Exhibit 6.2
TICKER SYMBOL: SWTX
COMPARATIVE BALANCE SHEETS
(in Millions)
12/31/1999 12/31/2000 12/31/2001 12/31/2002 12/31/2003 6/27/2004
Assets
Total Cash & Marketable Securities 3.7 1.9 5.0 2.6 1.9 2.0
Total Receivables 11.1 13.3 8.4 9.0 7.1 5.7Inventory 7.2 10.2 6.2 8.5 6.8
6.7
Other Current Assets 1.3 2.0 4.0 4.3 2.6 3.4
Total Current Assets 23.3 27.4 23.6 24.5 18.4 17.8
Net Plant, Property, & Equipment 43.5 49.9 47.8 50.3 21.8 20.0
Total Other Long-term Assets 3.3 3.2 1.7 1.9 1.5 2.3
Total Assets 70.1 80.5 73.2 76.6 41.7 40.0
Liabilities & Stockholders' Equity
L-term Debt In Current Liabilities 14.2 26.4 8.3 7.5 2.0 1.2
Accounts Payable 9.8 16.9 10.3 9.2 6.3 3.5
Accrued Expenses 4.5 4.2 8.5 7.1 7.4 7.9
Total Other Current Liabilities 6.6 12.0 3.0 - 6.8 4.5
Total Current Liabilities 35.0 59.6 30.1 23.9 22.6 17.2
Long-Term Debt Equivalent 10.0 - 14.5 9.3 13.7 14.9
Deferred Taxes - - - - - 1.3
Minority Interest - - - - - -
Total Other Long-Term Liabilities 0.6 0.8 2.1 3.0 3.7 11.9
Total Long-Term Liabilities 10.6 0.8 16.6 12.2 17.4 28.2
Total Liabilities 45.6 60.3 46.7 36.1 40.0 45.4
Other Equity 24.6 20.1 26.4 40.5 1.7 (5.4)
Total Equity 24.6 20.1 26.5 40.5 1.7 (5.4)
Total Liab. & Stockholders Equity 70.1 80.5 73.2 76.6 41.7 40.0
This schedule was compiled from financial information provided to us by the client or outside sources.
Curtis Financial Group, LLC. assumes no responsibility for the accuracy or completeness of such information.























SOUTHWALL TECHNOLOGIES, INC. Exhibit 6.1
TICKER SYMBOL: SWTX
NORMALIZED COMPARATIVE STATEMENTS OF INCOME
(in Millions)
Dec-99 Dec-00 Dec-01 Dec-02 Dec-03 Jun-04
Sales 54.6 85.3 83.0 68.8 53.3 53.3
Cost of Sales 40.7 68.6 59.0 48.9 44.0 44.0
Gross Profit 13.9 16.8 23.9 19.8 9.3 9.3
Operating Expenses 13.9 19.3 16.5 20.1 19.1 19.1
Operating Profit (0.0) (2.6) 7.4 (0.3) (9.8) (9.8)
EBITDA 4.9 3.1 13.4 5.8 (3.7) (5.8)
EBIT (0.0) (2.6) 7.4 (0.3) (9.8) (9.8)
Interest Expense (1.4) (2.8) (2.9) (1.7) (1.6) (1.6)
Other Inc(Exp)
Non-op Inc(Exp) - - - - - -
Other - - - - - -
Special Items (Expense) - - - - - -
Total Other Income - - - - - -
Pretax Income (1.4) (5.4) 4.6 (2.0) (11.3) (11.3)
Income Taxes (recomputed) - - 0.2 - - -
Adj. Net Income (1.4) (5.4) 4.4 (2.0) (11.3) (11.3)
This schedule was compiled from financial information provided to us by outside sources.
Curtis Financial Group, LLC. assumes no responsibility for the accuracy or completeness of such information.































APOGEE ENTERPRISES, INC. Exhibit 6.3
TICKER SYMBOL: APOG
NORMALIZED COMPARATIVE STATEMENTS OF INCOME
(in Millions)
Feb-00 Mar-01 Mar-02 Mar-03 Feb-04 Aug-04
Sales 840.5 865.2 597.8 584.9 535.3 535.3
Cost of Sales 673.3 686.2 455.5 439.7 440.9 440.9
Gross Profit 167.2 179.0 142.3 145.2 94.5 94.5
Operating Expenses 147.8 145.0 100.2 99.7 86.7 86.7
Operating Profit 19.4 34.0 42.1 45.6 7.7 7.7
EBITDA 51.8 72.0 66.6 64.9 24.9 23.7
EBIT 18.8 37.4 43.5 44.1 5.1 5.1
Depreciation Expense - - - - - -
Interest Expense (12.1) (12.9) (7.3) (4.5) (3.7) (3.7)
Other Inc(Exp)
Non-op Inc(Exp) (0.6) 3.4 1.4 (1.5) (2.6) (2.6)
Other - - - - - -
Special Items - - - - - -
Total Other Income (0.6) 3.4 1.4 (1.5) (2.6) (2.6)
Pretax Income 6.7 24.5 36.2 39.6 1.4 1.4
Income Taxes (recomputed) 3.4 9.8 11.0 11.4 (2.9) (2.9)
Adj. Net Income 3.3 14.7 25.2 28.2 4.3 4.3
This schedule was compiled from financial information provided to us by outside sources.
Curtis Financial Group, LLC. assumes no responsibility for the accuracy or completeness of such information.






























APOGEE ENTERPRISES, INC. Exhibit 6.4
TICKER SYMBOL: APOG
COMPARATIVE BALANCE SHEETS
(in Millions)
2/26/2000 3/3/2001 3/2/2002 3/1/2003 2/28/2004 8/28/2004
Assets
Total Cash & Marketable Securities 7.2 4.7 15.4 10.2 7.8 5.5
Total Receivables 125.1 121.5 115.2 103.3 102.5 121.8
Inventory 68.2 40.4 36.0 35.9 35.5 37.9
Other Current Assets 14.0 8.6 8.5 22.1 12.0 10.0
Total Current Assets 214.4 175.2 175.1 171.5 157.9 175.2
Net Plant, Property, & Equipment 186.0 147.6 128.5 109.0 98.5 100.5
Goodwill - - 55.6 43.0 43.0 43.0
Other Intangibles 50.5 50.1 0.1 0.4 0.3 1.2
Total Intangible Assets 50.5 50.1 55.7 43.4 43.3 44.2
Total Other Long-term Assets 30.1 59.8 49.8 59.0 35.5 35.0
Total Assets 481.2 432.7 409.1 382.8 335.2 354.8
Liabilities & Stockholders' Equity
L-term Debt In Current Liabilities 0.2 0.3 0.6 0.5 0.3 0.3
Accounts Payable 58.0 59.5 51.9 46.9 38.3 39.4
Accrued Expenses 56.6 57.6 57.8 44.1 41.3 40.4
Total Other Current Liabilities 20.6 20.0 16.9 28.9 10.7 25.5
Total Current Liabilities 135.4 137.4 127.2 120.4 90.6 105.5
Long-Term Debt Equivalent 164.4 104.2 69.1 47.3 39.7 43.2
Deferred Taxes - - - - - -
Minority Interest - - - - - -
Total Other Long-Term Liabilities 43.6 42.7 41.8 36.9 37.5 35.2
Total Long-Term Liabilities 208.0 147.0 110.9 84.2 77.1 78.4
Total Liabilities 343.4 284.4 238.2 204.6 167.7 183.9
Common Equity 9.2 9.3 9.4 9.1 9.1 9.1
Other Equity 128.5 139.0 161.5 169.1 158.3 161.9
Total Equity 137.8 148.3 170.9 178.2 167.5 170.9
Total Liab. & Stockholders Equity 481.2 432.7 409.1 382.8 335.2 354.8
This schedule was compiled from financial information provided to us by the client or outside sources.
Curtis Financial Group, LLC. assumes no responsibility for the accuracy or completeness of such information.



















APPLIED FILMS CORP. Exhibit 6.5
TICKER SYMBOL: AFCO
NORMALIZED COMPARATIVE STATEMENTS OF INCOME
(in Millions)
Jul-99 Jul-00 Jun-01 Jun-02 Jun-03 Jun-04
Sales 31.5 42.3 96.3 129.9 148.1 228.4
Cost of Sales 27.1 36.6 74.7 97.7 112.3 167.9
Gross Profit 4.5 5.7 21.6 32.2 35.8 60.6
Operating Expenses 4.8 5.7 27.0 36.1 40.0 49.0
Operating Profit (0.4) (0.1) (5.4) (3.8) (4.2) 11.6
EBITDA 1.8 4.9 8.0 4.1 7.4 25.5
EBIT 0.1 3.0 1.4 (1.0) 1.7 19.2
Depreciation Expense - - - - - -
Interest Expense (0.6) - (0.5) (0.1) - -
Other Inc(Exp)
Non-op Inc(Exp) 0.4 3.1 6.7 2.8 5.9 7.6
Other - - - - - -
Special Items - - - - - -
Total Other Income 0.4 3.1 6.7 2.8 5.9 7.6
Pretax Income (0.5) 3.0 0.9 (1.2) 1.7 19.2
Income Taxes (recomputed) - (0.1) 0.5 - 0.3 5.6
Adj. Net Income (0.5) 3.1 0.4 (1.2) 1.4 13.6



































APPLIED FILMS CORP. Exhibit 6.6
TICKER SYMBOL: AFCO
COMPARATIVE BALANCE SHEETS
(in Millions)
7/3/1999 7/1/2000 6/30/2001 6/29/2002 6/28/2003 6/26/2004
Assets
Total Cash & Marketable Securities 1.2 52.2 26.2 82.6 93.4 152.6
Total Receivables 7.8 11.1 42.0 35.4 49.5 89.0
Inventory 8.2 10.0 16.6 7.4 6.7 8.4
Other Current Assets 0.8 2.9 1.8 4.8 3.8 4.0
Total Current Assets 17.9 76.2 86.6 130.2 153.5 254.1
Net Plant, Property, & Equipment 8.6 5.3 7.7 6.2 6.0 19.5
Goodwill - - 39.5 40.3 57.5 64.1
Other Intangibles - - 18.6 15.1 17.0 15.8
Total Intangible Assets - - 58.1 55.4 74.5 79.9
Total Other Long-term Assets 3.6 5.9 16.9 23.2 21.8 25.2
Total Assets 30.2 87.5 169.4 215.1 255.6 378.6
Liabilities & Stockholders' Equity
L-term Debt In Current Liabilities 0.2 - - - - -
Accounts Payable 4.0 10.0 13.1 9.3 21.9 23.2
Accrued Expenses 1.7 2.1 19.7 16.4 16.7 24.3
Total Other Current Liabilities 0.3 0.3 31.4 23.4 26.2 17.2
Total Current Liabilities 6.1 12.4 64.1 49.1 64.8 64.8
Long-Term Debt Equivalent 7.2 - 6.5 - - -
Deferred Taxes 0.2 - - - - 0.3
Minority Interest - - - - - -
Total Other Long-Term Liabilities 2.1 1.9 9.7 11.4 13.7 15.0
Total Long-Term Liabilities 9.4 1.9 16.2 11.4 13.7 15.3
Total Liabilities 15.5 14.3 80.2 60.5 78.4 80.1
Preferred Stock - - 8.6 - - -
Common Equity 9.5 65.0 83.2 159.6 160.7 258.3
Other Equity 5.2 8.2 (2.6) (5.0) 16.5 40.2
Total Equity 14.7 73.2 89.2 154.6 177.2 298.5
Total Liab. & Stockholders Equity 30.2 87.5 169.4 215.1 255.6 378.6
This schedule was compiled from financial information provided to us by the client or outside sources.
Curtis Financial Group, LLC. assumes no responsibility for the accuracy or completeness of such information.


















OPT SCIENCES AND SUBSIDIARY Exhibit 7

GUIDELINE COMPANY BUSINESS DESCRIPTION

Apogee Enterprises Inc. (NASD:APOG) Apogee Enterprises, Inc., through its subsidiaries, engages in the design and development of glass products, services, and systems. The company operates in three segments: the Architectural Products and Services segment, the Large-Scale Optical Technologies segment, and the Automotive Replacement

Glass and Services segment. The

Architectural Products and Services segment designs, engineers, fabricates, installs, maintains, and renovates the walls of glass and windows. Its customers include glass distributors, contractors, curtain wall, subcontractors, and commercial glass fabricators. The company offers its products in North America through independent distributors. The Large-Scale Optical Technologies segment develops and produces value-added glass for custom framing and preframed art markets, and optical thin film coatings for consumer electronics displays.

Applied Films Corp. (NASD:AFCO) Applied Films Corporation (AFC) provides thin film deposition equipment to flat panel display, architectural, automotive, solar glass, consumer products packaging, and electronics industries worldwide. Its deposition systems are used to deposit thin films in base substrates, such as glass, plastic, paper, and foil. These thin films provide conductive, electronic, reflective, filter, barrier, and other properties that are critical elements of its customers' products. The company also provides spare parts, technical assistance, and maintenance. AFC also has a 50% joint venture in China, which processes and sells thin film coated glass to the flat panel display industry. Southwall Technologies Inc. (OTCBB:SWTX) Southwall Technologies, Inc. engages in the development, manufacture, and marketing of thin film coatings for the automotive glass, electronic display, and architectural markets. The company developed various products that control sunlight in automotive glass, reduce light reflection and improve image quality in electronic display products, and conserve energy in architectural products. Its products consist of transparent solar-control films for automotive Glass; anti-reflective films for computer screens, including flat panel and plasma displays; transparent conductive films for use in touch screen and liquid crystal displays; energy control films for architectural glass; and various other coatings. The company sells its automobile and electronic display products to original equipment manufacturers in North America, Europe, the Middle East, and Asia, principally through its own direct sales force and sales representatives.












OPT SCIENCES AND SUBSIDIARY Exhibit 8
GOING-PRIVATE TRANSACTION PREMIUMS
Date
Announced
Date
Effective
Target Name Target Short
Business Description
Acquiror Name Value of
Transaction ($mil)
Premium
1 day
Premium
1 week
Premium
4 weeks
%
Held
5/9/2001 7/26/2002 Pierre Foods Inc Produce prepared sandwiches Investor Group 5.348 53.85 158.06 150 63
8/1/2001 1/18/2002 National Home Centers Inc Op home products supply stores Dwain Neumann 3.65 26.13 20.69
33.33 63.5
9/18/2001 1/14/2002 Organic Inc Dvlp Internet mktng software Seneca Investments LLC 5.754 13.79 17.86 -17.5
80
11/9/2001 12/27/2001 Thermo Fibergen Inc Mnfr paper inds machinery Kadant Inc 2.669 7.59 3.66 1.19 95.3
3/8/2002 4/16/2002 Hawker Pacific Aerospace Pvd repair svcs for aircraft Lufthansa Technik AG 8.506 2.52
3.17 25.48 73.8
4/18/2002 2/21/2003 Partsbase Inc Pvd ecommerce retail svcs Investor Group 7.289 36.36 44.23 94.81 65.2
5/16/2002 8/19/2002 Balanced Care Corp Pvd residential care svcs IPC Advisors SARL 3.99 150 177.78 150 53.3
5/16/2002 6/24/2002 Electric Lightwave Inc Pvd telecommunication svcs Citizens Communications Co 5.49
105.88 79.49 -10.26 84.7
9/3/2002 5/30/2003 Sandata Technologies Inc Dvlp software Sandata Acquisition Corp 1.571 32.64 32.64 51.59
58.4
3/25/2003 11/12/2003 Allcity Insurance Co Insurance company Leucadia National Corp 0.86 1,427.78 1000
1,095.65 90.9
4/25/2003 7/1/2003 Ascent Media Group Inc Pvd motion picture prodn svcs Liberty Media Corp 0.593 10.27 5.48
5.48 90
5/5/2003 9/12/2003 Moyco Technologies Inc Manufacture dental equipment Investor Group 0.079 50 -25 -25 65.4
5/5/2003 3/1/2004 Mnfr marine engine prod Westerbeke Corp Westerbeke Acquisition Corp 3.12 85.23 92.9 78.14
51.4
12/2/2003 5/6/2004 Own,op jewelry stores Reeds Jewelers Inc Zimmer Family
2.193 84.68 86.36 84.68 87
12/31/2003 9/13/2004 Trucking company Boyd Bros Transportation Inc Investor Group 9.712 53 66.3 76.2 61.7
2/2/2004 3/29/2004 Dvlp agricultural biotech Bionova Holding Corp Savia SA de CV(Pulsar) 2.528 -25 -30.77 -
35.71 61.6
High 9.7 1427.8 1000.0 1095.7 95.3
Low 0.1 -25.0 -30.8 -35.7 51.4
Median 3.4 43.2 38.4 42.5 65.3
Mean 4.0 132.2 108.3 109.9 71.6
25th Percentile 2.0 12.9 5.0 -1.7 61.7
75th Percentile 5.6 84.8 88.0 87.2 85.3
Mean Excluding Allcity Insurance 3.9 42.9 45.8 41.4 65.9
Notes: 1.0 2.0 3.0 4.0
Premiums are periods prior to announcement date 2.0
Percentage Held is at date of announcement 0 0.33 0.67 1

This provision shall survive the termination of Curtis' agreement with the Company for any reason.